Exhibit 99-1: Revised Management’s Discussion and Analysis
The purpose of this discussion is to provide an understanding of P&G’s financial results and condition by focusing on changes in certain key measures from year to year. Management’s Discussion and Analysis (MD&A) is organized in the following sections:
•	Overview

•	Summary of 2007 Results

•	Forward-Looking Statements

•	Results of Operations

•	Segment Results

•	Financial Condition

•	Significant Accounting Policies and Estimates

•	Other Information
Throughout MD&A, we refer to measures used by management to evaluate performance including unit volume growth, net outside sales and after-tax profit. We also refer to organic sales growth, free cash flow and free cash flow productivity. These financial measures are not defined under accounting principles generally accepted in the United States of America (U.S. GAAP). The explanation of these measures at the end of MD&A provides more details on the use and the derivation of these measures. Management also uses certain market share and market consumption estimates to evaluate performance relative to competition despite some limitations on the availability and comparability of share information. References to market share and market consumption in MD&A are based on a combination of vendor-reported consumption and market size data, as well as internal estimates.
On October 1, 2005, we completed the acquisition of The Gillette Company for $53.4 billion. Our Consolidated Financial Statements for 2006 and the related discussion of the total Company results within MD&A include the results of the Gillette business for the nine-month period from October 1, 2005 (the acquisition date) through June 30, 2006. This acquisition resulted in the creation of a new Grooming reportable segment, primarily consisting of Gillette’s Blades and Razors and Braun businesses. Management’s discussion of the fiscal 2006 results of the Grooming segment relate to the nine-month post-acquisition period from October 1, 2005, to June 30, 2006. Results of Gillette’s Personal Care, Oral Care and Duracell businesses were primarily subsumed within the Beauty, Health Care and the Fabric Care and Home Care reportable segments, respectively.
OVERVIEW
P&G’s business is focused on providing branded consumer goods products. Our goal is to provide products of superior quality and value to improve the lives of the world’s consumers. We believe this will result in leadership sales, profits and value creation, allowing employees, shareholders and the communities in which we operate to prosper.
Our products are sold in more than 180 countries primarily through mass merchandisers, grocery stores, membership club stores and drug stores. We continue to expand our presence in “high frequency stores,” the neighborhood stores which serve many consumers in developing markets. We have on-the-ground operations in over 80 countries.
Our market environment is highly competitive, with global, regional and local competitors. In many of the markets and industry segments in which we sell our products, we compete against other branded products as well as retailers’ private-label brands. Additionally, many of the product segments in which we compete are differentiated by price (referred to as premium, mid-tier and value-tier products). Generally speaking, we compete with premium and mid-tier products and are well positioned in the industry segments and markets in which we operate — often holding a leadership or significant share position.
Organizational Structure
Our organizational structure is comprised of three Global Business Units (GBUs) and a Global Operations group.

The Global Operations group consists of the Market Development Organization (MDO) and Global Business Services (GBS).
Global Business Units
The following GBU and reportable segment structure is the result of changes to our organizational structure that were effective July 1, 2007. This MD&A reflects this current GBU and reportable segment structure as if it had been in place for all periods presented.
Our three GBUs are Beauty, Health and Well-Being, and Household Care. The primary responsibility of the GBUs is to develop the overall strategy for our brands. They identify common consumer needs, develop new product innovations and build our brands through effective commercial innovations, marketing and sales.
Under U.S. GAAP, the business units comprising the GBUs are aggregated into six reportable segments: Beauty; Grooming; Health Care; Snacks, Coffee and Pet Care; Fabric Care and Home Care; and Baby Care and Family Care. The following provides additional detail on the reportable segments and brand composition of each of our three GBUs:

		% of
GBU	Reportable Segment	Net Sales*	% of Net Earnings*	Key Products	Billion Dollar Brands

Beauty	Beauty	23%	23%	Cosmetics, Deodorants, Fine Fragrances, Hair Care, Personal Cleansing, Skin Care	Head & Shoulders, Olay, Pantene, Wella

	Grooming	10%	12%	Blades and Razors, Electric Razors, Face & Shave Preparation Products, Small Home Appliances	Braun, Gillette, Mach 3

Health and Well-Being	Health Care	17%	20%	Feminine Care, Oral Care, Personal Health Care, Pharmaceuticals	Actonel, Always, Crest, Oral-B

	Snacks, Coffee and Pet Care	6%	4%	Coffee, Pet Food, Snacks	Folgers, Iams, Pringles

Household Care	Fabric Care and Home Care	28%	28%	Fabric Care, Air Care, Batteries, Dish Care, Surface Care	Ariel, Dawn, Downy, Duracell, Gain, Tide

	Baby Care and Family Care	16%	13%	Diapers, Baby Wipes, Bath Tissue, Facial Tissue, Paper Towels	Bounty, Charmin, Pampers

*	Percent of net sales and net earnings for the year ended June 30, 2007 (excluding results held in Corporate).
Beauty
Beauty: We are a global market leader in beauty and compete in markets which comprise approximately $220 billion in global retail sales. Most of the beauty markets in which we compete are highly fragmented with a large number of global and local competitors. We are the global market leader in hair care with approximately one-fourth of the global market share. In skin care, we compete primarily with the Olay brand, which is the top retail brand in the world with roughly 10% share of the global retail skin care market. We are also the global market leader in prestige fragrances, primarily behind the Gucci, Boss and Dolce & Gabbana fragrance brands.
Grooming: This segment consists of manual and electric shavers as well as face and shave preparation products, such as shaving cream. We hold leadership market share in the manual blades and razors market on a global basis and in almost all of the geographies in which we compete. Our global manual blades and razors market share is over 70%, primarily behind Mach3, Fusion, Venus and the Gillette franchise. Our electric razors and small home appliances are sold primarily under the Braun brand in a number of markets around the world, where we compete against both global and regional competitors.
Health and Well-Being
Health Care: We compete in oral care, feminine care, pharmaceuticals and personal health. In oral care, there are several global competitors in the market and we have the number two share position. We are the global market leader in the feminine care category with over one-third of the global market share. In pharmaceuticals and personal health, we have approximately one-third of the global bisphosphonates market for the treatment of osteoporosis under the Actonel brand. We are the market leader in nonprescription heartburn medications and in respiratory treatments behind Prilosec OTC and Vicks, respectively.
Snacks, Coffee and Pet Care: In snacks, we compete against both global and local competitors and have a global market share of over 10% in the potato chips market behind our Pringles brand. Our coffee business competes almost solely in North America, where we hold a leadership position with approximately one-third of the U.S. market, primarily behind our Folgers brand. In pet care, we compete in several markets around the globe in the premium pet care segment, behind the Iams and Eukanuba brands. The vast majority of our pet care business is in North America, where we have about a 12% share of the market.
Household Care
Fabric Care and Home Care: This segment is comprised of a variety of fabric care products including laundry products and fabric conditioners; home care products including dish care, surface cleaners and air fresheners; and batteries. In fabric care, we generally have the number one or number two share position in the markets in which we compete and are the global market leader, with over one-third of the global market share. Our global home care market share is over 20% across the categories in which we compete. In batteries, we compete primarily behind the Duracell brand and have approximately 45% of the global alkaline battery market share.
Baby Care and Family Care: In baby care, we compete primarily in diapers, training pants and baby wipes, with over one-third of the global market share. We are the number one or number two baby care competitor in most of the key markets in which we compete, primarily behind Pampers, the Company’s largest brand, with annual net sales of approximately $7 billion. Our family care business is predominantly a North American business comprised primarily of the Bounty paper towel and Charmin toilet tissue brands, with U.S. market shares of over 40% and over 25%, respectively.
Global Operations
Market Development Organization
Our MDO is responsible for developing go-to-market plans at the local level. The MDO includes dedicated retail customer, trade channel and country-specific teams. It is organized along seven geographic regions: North America, Western Europe, Northeast Asia, Central & Eastern Europe/Middle East/Africa, Latin America, ASEAN/Australia/India and Greater China. Throughout MD&A, we reference business results in developing markets, which we define as the aggregate of Central & Eastern Europe/Middle East/Africa, Latin America, ASEAN/Australia/India and Greater China, and developed markets, which are comprised of North America, Western Europe and Northeast Asia.
Global Business Services
The GBS organization is responsible for providing world-class solutions at a low cost and with minimal capital investment. GBS provides technology, processes and standard data tools to enable the GBUs and the MDO to better understand the business and better serve customers and consumers.
Strategic Focus
P&G is focused on strategies that we believe are right for the long-term health of the Company and will increase returns for our shareholders. The Company’s annual financial targets through 2010 are:
•	Organic sales growth of 4% to 6%. This is comprised of:
•	3% to 5% pre-Gillette organic sales target, plus

•	1% of growth acceleration through 2010 behind revenue synergies associated with the Gillette acquisition.
•	Diluted net earnings per share (EPS) growth of 10% or better, excluding the net impact of Gillette dilution.

•	Free cash flow productivity of 90% or greater (defined as the ratio of operating cash flow less capital expenditures to net earnings).
In order to achieve these targets, we focus on our core strengths of consumer understanding, branding, innovation, go-to-market capability and global scale and scope against the following growth areas:
•	Grow our leading brands in our biggest markets and with our winning customers.

•	Shift our portfolio mix to faster-growing businesses with higher gross margins that are less asset-intensive.

•	Grow disproportionately in developing markets and with lower-income consumers.
Sustainability
To sustain consistent and reliable sales and earnings growth in line with our financial targets, we have identified four key enablers:
•	Building a diversified and balanced portfolio consisting of foundation businesses and higher growth businesses. Foundation businesses include many of our established product categories, such as baby care and family care. These businesses provide a base for steady growth and strong operating cash flows. We are focused on building leadership market share in these categories through innovative products, offering our brands in more parts of the world and tailoring our products to meet the needs of more consumers (including lower-income consumers). Our foundation businesses are complemented with our portfolio of higher growth businesses, such as many of our beauty and health care businesses. These higher growth businesses generally have higher gross margins and lower capital requirements than the balance of the Company’s portfolio and tend to have faster market growth rates than our foundation businesses. Over the past several years, we have increased the size of our higher growth business portfolio by growing base beauty and health care brands and through acquisitions, including Clairol in 2001, Wella in 2003 and Gillette in 2005.

•	Investing in innovation and core P&G capabilities and strengths to enable us to reach more of the world’s consumers with quality, affordable products. This includes expanding our presence in markets and reaching more consumers where we are underrepresented, including lower-income and value-conscious consumers.

•	Leveraging the Company’s organizational structure to drive clear focus, accountability and improved go-to-market capability. We have an organizational structure that works together to leverage our knowledge and scale at the global level with a deep understanding of the consumer and customer at the local level.
•	The GBU organizations leverage their consumer understanding to develop the overall strategy for our brands. They identify common consumer needs, develop new products and build our brands through effective marketing innovations. The GBU is focused on winning the “second moment of truth” — when the consumer uses the product and evaluates how well the product meets his or her expectations.

•	The MDO develops go-to-market plans at the local level, leveraging their understanding of the local consumers and customers. The MDO is focused on winning the “first moment of truth” — when a consumer stands in front of the shelf and chooses a product from among many competitive offerings.

•	Global Business Services operates as the “back office” for the GBUs and the MDO, providing cost-effective world-class technology, processes and standard data tools to better understand the business and better serve consumers and customers. GBS personnel, or highly efficient and effective third-party partners, provide these services.
•	Focusing relentlessly to improve costs and generate cash. Each organization is evaluated on its ability to support the Company’s financial goals and increase total shareholder return. This includes an evaluation of net sales growth, earnings growth, profit margin expansion and cash productivity. Our organizations are evaluated on their ability to generate cash, for example, by increasing capacity utilization and meeting capital spending targets or by reducing working capital required to run the business.

SUMMARY OF 2007 RESULTS
For the fiscal year ended June 30, 2007, we delivered our sixth consecutive year of sales growth and free cash flow productivity at or above our stated targets.
•	Net sales increased 12% to $76.5 billion.
•	Organic sales, which exclude the impacts of acquisitions, divestitures and foreign exchange, increased 5%, in line with our post-Gillette organic sales growth target range of 4% to 6%.

•	Every reportable segment delivered year-on-year organic sales growth.
•	Diluted net earnings per share increased 15% to $3.04.
•	Lower Gillette dilution in 2007 contributed approximately 4% to EPS growth.
•	Cash flow from operating activities was $13.4 billion.
•	Free cash flow productivity was 101%, ahead of our 90% target.
FORWARD-LOOKING STATEMENTS
We discuss expectations regarding future performance, events and outcomes, such as our business outlook and objectives, in annual and quarterly reports, press releases and other written and oral communications. All such statements, except for historical and present factual information, are “forward-looking statements,” and are based on financial data and our business plans available only as of the time the statements are made, which may become out-of-date or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could be significantly different from our expectations.
Ability to Achieve Business Plans. We are a consumer products company and rely on continued demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers and retail trade customers. Our continued success is dependent on leading-edge innovation with respect to both products and operations and on the continued positive reputations of our brands. This means we must be able to obtain patents and respond to technological advances and patents granted to competition. Our success is also dependent on effective sales, advertising and marketing programs in an increasingly fragmented media environment. Our ability to innovate and execute in these areas will determine the extent to which we are able to grow existing sales and volume profitably, especially with respect to the product categories and geographic markets (including developing markets) in which we have chosen to focus. There are high levels of competitive activity in the environments in which we operate. To address these challenges, we must respond to competitive factors, including pricing, promotional incentives and trade terms. We must manage each of these factors, as well as maintain mutually beneficial relationships with our key customers, in order to effectively compete and achieve our business plans. Since our goals include a growth component tied to acquisitions, we must manage and integrate key acquisitions, such as the Gillette and Wella acquisitions, including achieving the cost and growth synergies in accordance with stated goals.
Cost Pressures. Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, cost of labor, foreign exchange and interest rates. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings projects, sourcing decisions and certain hedging transactions. We also must manage our debt and currency exposure, especially in volatile countries. We need to maintain key manufacturing and supply arrangements, including sole supplier and sole manufacturing plant arrangements. We must implement, achieve and sustain cost improvement plans, including our outsourcing projects and those related to general overhead and workforce rationalization.
Global Economic Conditions. Economic changes, terrorist activity and political unrest may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend in part on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographic markets, as well as any political or economic disruption due to terrorist and other hostile activities.
Regulatory Environment. Changes in laws, regulations and the related interpretations may alter the environment in which we do business. This includes changes in environmental, competitive and product-related laws, as well as changes in accounting standards and taxation requirements. Accordingly, our ability to manage regulatory, tax and legal matters (including product liability, patent and intellectual property matters, as well as those related to the integration of Gillette and its subsidiaries) and to resolve pending matters within current estimates may impact our results.
RESULTS OF OPERATIONS
Net Sales
Net sales increased 12% in 2007 to $76.5 billion. Sales were up behind 9% unit volume growth, including the impact of an extra three months of Gillette results in the current year. Organic volume, which excludes the impact of acquisitions and divestitures, increased 5%. Organic volume growth was broad-based, with 15 of our top 16 countries posting year-on-year growth. Developing regions continued to lead the growth with double-digit increases for the year. All reportable segments increased organic volume for the year except the Snacks, Coffee and Pet Care segment. Higher pricing, primarily in blades and razors, coffee and Health Care, contributed 1% to sales growth. Product mix had no net impact on sales as a more premium product mix driven by the additional three months of Gillette results in the current year was offset by the negative mix impact of disproportionate growth in developing markets, where the average unit sales price is lower than the Company average. Favorable foreign exchange contributed 2% to sales growth. Organic sales increased 5% versus the prior year with each reportable segment posting year-on-year growth.

Net sales in 2006 were $68.2 billion, an increase of 20% versus the prior year including the impact of adding the Gillette business on October 1, 2005. Unit volume increased 19%, while organic volume increased 6%. Growth was broad-based across our top markets and on our top brands. Each region delivered organic volume growth, led by double-digit growth in developing regions. Every reportable segment delivered organic volume growth with all but one delivering mid-single digit or higher growth. Price increases taken across most of our business segments added 1% to sales growth. A more premium product mix, driven in part by the addition of the Gillette business, more than offset the mix impact of disproportionate growth in developing markets, resulting in a positive mix impact of 1% on sales growth. Foreign exchange had a negative 1% impact on sales growth. Organic sales increased 7% versus the prior year.
Operating Costs
Gross margin was 52.0% in 2007, an increase of 60-basis points versus the prior year. Higher commodity costs had a negative impact of approximately 60-basis points on gross margin. These were more than offset by scale leverage from organic volume growth, higher pricing and cost savings projects. The additional three months of the Gillette business in 2007, which has a higher gross margin than the base P&G business, drove additional gross margin improvement of approximately 30-basis points.
Gross margin was 51.4% in 2006, an increase of 50-basis points versus the prior year. Higher commodity costs had a negative impact of over 100-basis points on gross margin. These were largely offset by gross margin improvement on the base business (P&G excluding Gillette) behind organic volume growth, cost savings projects and price increases across nearly every business segment. The addition of the Gillette business drove the remaining gross margin improvement of approximately 80-basis points.

	YEARS ENDED JUNE 30
Comparisons as a percentage of net sales	2007	Basis point change	2006	Basis point change	2005

Gross margin	52.0%	60	51.4%	50	50.9%

Selling, general and administrative	31.8%	(20)	32.0%	(40)	32.4%

Operating margin	20.2%	80	19.4%	90	18.5%

Earnings before income taxes	19.2%	100	18.2%	60	17.6%

Net earnings	13.5%	80	12.7%	50	12.2%

Total selling, general and administrative expense (SG&A) increased 11%, or $2.5 billion, in 2007. SG&A increased primarily due to the additional three months of Gillette in the current year and to support business growth, partially offset by overhead and media purchasing synergies from the Gillette integration. The additional three months of Gillette in the current year accounted for approximately $1.1 billion of the increase, including approximately $160 million of incremental acquisition-related expenses. The incremental acquisition-related expenses were comprised of three additional months of intangible asset amortization resulting from revaluing intangible assets in the opening balance sheet of the acquired Gillette business, costs to restructure the business post-acquisition and other integration-related expenses.
SG&A as a percentage of net sales was 31.8% in 2007, an improvement of 20-basis points versus 2006. Overhead expenses as a percentage of net sales were down due to volume scale leverage, overhead cost control and synergies from the Gillette integration. Marketing spending as a percentage of net sales in 2007 was roughly in line with prior-year levels despite media purchasing synergies generated by the Gillette acquisition and a continued focus on marketing return-on-investment (ROI) programs.
SG&A in 2006 increased 19%, or $3.4 billion. The addition of Gillette drove approximately $3.1 billion of the increase, including approximately $570 million of acquisition-related expenses. The acquisition-related expenses included $352 million of intangible asset amortization resulting from revaluing intangible assets in the opening balance sheet of the acquired Gillette business. The balance of the acquisition-related expenses was due to incremental integration and overhead expenses such as legal and consulting fees, as well as costs related to the elimination of selling, general and administrative overlap between the two companies. SG&A as a percentage of net sales was 32.0% in 2006, down 40-basis points versus 2005. Overhead and marketing spending both increased on our base businesses, but were down as a percentage of net sales due to scale leverage from organic sales growth, a focus on cost control and initial synergy savings, including media purchasing synergies, generated by the Gillette acquisition.
Non-Operating Items
Non-operating items primarily include interest expense, divestiture gains and interest and investment income. Interest expense increased 17% in 2007 to $1.3 billion. In 2006, interest expense increased 34% to $1.1 billion. The increases in both 2007 and 2006 were primarily due to the financing costs associated with the debt issued to fund the publicly announced share repurchase program in conjunction with the acquisition of Gillette in October 2005. The repurchase program was completed in July 2006 with cumulative repurchases since the inception of the program of $20.1 billion. We repurchased $19.8 billion of P&G shares under the program through 2006 and the remaining $0.3 billion in 2007.
Other non-operating income increased $281 million in 2007 to $564 million primarily due to higher divestiture gains in the current year. Divestiture gains in 2007 included the gain on the sale of Pert in North America, Sure and several minor non-strategic Beauty brands. Divestiture gains in 2006 included the gain on the sale of Spinbrush. Other non-operating income in 2006 was down 18% versus 2005 to $283 million primarily due to the gain on the sale of our Juice business in 2005.
Our effective tax rate in 2007 was 29.7%, down 30-basis points versus 2006 primarily due to a more favorable country mix impact in the current period, partially offset by higher levels of reserve releases in the base period. The effective income tax rate in 2006 was down 60-basis points versus 2005 to 30.0% primarily due to an accrual in 2005 for estimated taxes in anticipation of repatriating special dividends from the Company’s non-U.S. subsidiaries, pursuant to the American Jobs Creation Act of 2004 (see Note 10 to Consolidated Financial Statements), which increased the 2005 tax rate by 280-basis points. The year-on-year impact of this accrual was partially offset by a less favorable country mix impact in 2006 and the impact of reserve reversals related to tax uncertainties, which were lower in 2006 than in 2005. Adjustments for tax uncertainties are based on specific facts and circumstances in individual tax jurisdictions, including progress on tax audits, legal developments and closing of statutes of limitation.
Net Earnings
Net earnings in 2007 increased 19% to $10.3 billion behind sales growth, including the additional three months of Gillette results, and earnings margin expansion. Net earnings margin expanded 80-basis points primarily behind gross margin improvement. In 2006, net earnings increased 25% to $8.7 billion behind the addition of Gillette, sales growth on our base business and earnings margin expansion.
Diluted net earnings per share in 2007 increased 15% to $3.04 primarily behind earnings growth, partially offset by the impact of a net increase in the weighted average shares outstanding in 2007 versus 2006 resulting from the incremental shares issued in conjunction with the Gillette acquisition on October 1, 2005.
The Gillette acquisition had a negative impact on our earnings per share in 2007 and 2006 as a result of the increase in P&G common shares outstanding following the acquisition. When we acquired Gillette in October 2005, we exchanged 0.975 common shares of P&G stock for each share of Gillette stock. This increased the number of P&G common shares outstanding by 962 million shares. The negative impact of the incremental shares was partially offset by the addition of Gillette’s earnings, cost and revenue synergies and by our share repurchase activity. In 2007, the dilutive impact of Gillette was approximately $0.10 — $0.12 per share versus $0.20 — $0.23 per share in 2006. This improvement, driven primarily by improved Gillette business unit results, higher Gillette synergies and the completion of our share repurchase program, contributed approximately 4% to our earnings per share growth in 2007.
Diluted net earnings per share in 2006 were $2.64, an increase of 4% versus the prior year. The impact of the Gillette acquisition reduced our earnings per share growth in 2006 by approximately 8% — 9%.
SEGMENT RESULTS
Results for the segments reflect information on the same basis we use for internal management reporting and performance evaluation. Within the Beauty GBU, we provide data for the Beauty and the Grooming reportable segments. In the Health and Well-Being GBU, we provide data for the Health Care and the Snacks, Coffee and Pet Care reportable segments. In the Household Care GBU, we provide data for the Fabric Care and Home Care and the Baby Care and Family Care reportable segments.
The results of these reportable business segments do not include certain non-business unit specific costs such as interest expense, investing activities and certain restructuring costs. These costs are reported in our Corporate segment and are discussed below as part of our Corporate segment discussion. Additionally, as described in Note 12 to the Consolidated Financial Statements, we have investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions and, therefore, do not consolidate them (“unconsolidated entities”). Since certain of these investments are managed as integral parts of the Company’s business units, they are accounted for as if they were consolidated subsidiaries for management and segment reporting purposes. This means pretax earnings in the business units include 100% of each pretax income statement component. In determining after-tax earnings in the business units, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest, and apply the statutory tax rates. Eliminations to adjust each line item to U.S. GAAP are included in our Corporate segment.

	Net Sales Change Drivers vs. Year Ago (2007 vs. 2006)
	Volume with	Volume Excluding
	Acquisitions &	Acquisitions &
	Divestitures	Divestitures	Foreign Exchange	Price	Mix/Other	Net Sales Growth

Beauty

Beauty	4%	4%	3%	-1%	1%	7%

Grooming	36%	2%	4%	2%	3%	45%

Health and Well-Being

Health Care	8%	5%	2%	2%	1%	13%

Snacks, Coffee and Pet Care	0%	0%	2%	1%	1%	4%

Household Care

Fabric Care and Home Care	10%	7%	3%	0%	0%	13%

Baby Care and Family Care	5%	5%	2%	0%	-1%	6%

Total Company	9%	5%	2%	1%	0%	12%

Sales percentage changes are approximations based on quantitative formulas that are consistently applied.
Beauty
Beauty

		Change vs. Prior		Change vs. Prior
	2007	Year	2006	Year

Volume	n/a	+4%	n/a	+7%

Net sales ($ millions)	$17,889	+7%	$16,687	+5%

Net earnings ($ millions)	$2,611	+8%	$2,412	+10%

Beauty net sales increased 7% to $17.9 billion in 2007, behind 4% unit volume growth. Volume growth was driven by initiative activity across categories and continued expansion in developing regions, where volume increased high-single digits. Prestige fragrances volume was up double-digits behind The One, Boss Selection and Boss Femme fragrance initiatives and the addition of Dolce & Gabbana. Skin care volume was up high-single digits behind the Olay Definity and Regenerist product initiatives. Hair care volume grew mid-single digits as a result of product initiatives on Pantene, Head & Shoulders and Herbal Essences and continued expansion in developing regions. Beauty sales benefited from a 1% positive mix impact primarily due to disproportionate growth in prestige fragrances, which has a higher than segment average unit selling price. This was offset by higher levels of promotional activity, which resulted in a negative 1% pricing impact. Favorable foreign exchange contributed 3% to sales. The sales disruption in Asia resulting from the voluntary temporary suspension of SK-II shipments in China early in the fiscal year had a negative 1% impact on net sales.
Net earnings increased 8% in 2007 to $2.6 billion primarily behind sales growth. Earnings margin increased 15-basis points primarily due to lower SG&A as a percentage of net sales and divestiture gains on several minor Beauty brands, partially offset by the negative mix impact from the SK-II disruption. SG&A improved as higher marketing spending as a percentage of net sales to support initiative activity was more than offset by lower overhead expenses as a percentage of net sales resulting from volume scale leverage and Gillette-related synergy savings.

Beauty net sales in 2006 increased 5% to $16.7 billion behind 7% unit volume growth. Volume growth was driven by initiative activity and expansion of our brands in developing regions, where volume increased double-digits during the year. Skin care volume increased double-digits behind continued growth and initiative activity on the Olay brand. Hair care volume increased high-single digits behind growth on Pantene, Head & Shoulders and Rejoice. Cosmetics volume declined due to reduced Max Factor distribution and a base period on Cover Girl with significant initiative pipeline shipments. Disproportionate growth in developing regions resulted in a negative 1% mix impact on sales. Foreign exchange also had a negative 1% impact on sales growth. Net earnings increased 10% in 2006 to $2.4 billion behind sales growth and a 70-basis point net earnings margin expansion primarily driven by lower overhead expenses as a percentage of net sales. Margin improvements from scale benefits of volume growth and manufacturing cost savings initiatives offset higher commodity costs.
Grooming

		Change vs. Prior		Change vs. Prior
	2007	Year*	2006*	Year*

Volume	n/a	+36%	n/a	n/a

Net sales ($ millions)	$7,437	+45%	$5,114	n/a

Net earnings ($ millions)	$1,383	+63%	$846	n/a

*	Fiscal 2006 figures only include results for the nine-month period that P&G owned the Gillette business and do not have a prior-year comparison period.
Net sales in Grooming increased 45% to $7.4 billion in 2007 on 36% unit volume growth, including the impact of the extra three months of Gillette results in fiscal 2007. Organic sales increased 6% during the year, with organic volume up 2%. Blades and razors organic volume was up mid-single digits primarily behind the continued expansion of the Fusion razor system and growth on Mach3 in countries where Fusion has not yet launched. Fusion was launched in North America in fiscal 2006 and expanded into other markets including Western Europe in fiscal 2007. In Braun, organic volume was down low-single digits as the impact of the launches of 360 Complete and Contour razors in North America and Pulsonic razors in Germany and Japan were more than offset by lower volume on household appliances in Europe. Favorable product mix, primarily behind the launch of the premium Fusion razors, contributed 3% to net sales. Price increases taken across most shaving systems added an additional 2% to net sales and favorable foreign exchange added an additional 4%.
Net earnings increased 63% in 2007 to $1.4 billion. The extra three months of Gillette results in fiscal 2007 contributed 46% of the total earnings growth. The remaining growth was due to organic sales growth and integration-driven synergy savings, partially offset by higher marketing investment behind Fusion and incremental acquisition-related charges. We incurred approximately $40 million of incremental acquisition-related charges in the current fiscal year. The incremental acquisition-related charges are primarily comprised of amortization charges from revaluing intangible assets in the opening balance sheet, partially offset by base period product costs related to revaluing Gillette’s opening inventory balance. Amortization charges are higher in the current fiscal year due to the extra three months of Gillette post-acquisition results in the current period.
In 2006, Grooming net sales were $5.1 billion. This represents results for the nine-month period after the Gillette acquisition closed on October 1, 2005. Sales during this period included the impact of the launch of Fusion in North America. Global consumption in blades and razors increased 5% during the fiscal year. Net earnings were $846 million during the nine-month period, including approximately $325 million of acquisition-related charges. The acquisition-related charges included about $305 million of increased amortization expense as a result of revaluing Gillette’s intangible assets to fair market value. The balance of the charges were primarily due to higher product costs from revaluing opening inventory balances at fair value. Earnings were also impacted by high levels of marketing investment in 2006 behind the launch of Fusion in North America, offset by synergy savings from cost reductions.

Health and Well-Being
Health Care

		Change vs. Prior		Change vs. Prior
	2007	Year*	2006*	Year*

Volume	n/a	+8%	n/a	+18%

Net sales ($ millions)	$13,381	+13%	$11,831	+20%

Net earnings ($ millions)	$2,233	+22%	$1,829	+33%

*	Fiscal 2006 figures include results of Gillette oral care for the nine months ended June 30, 2006.
Health Care net sales increased 13% in 2007 to $13.4 billion behind an 8% increase in unit volume. Sales and volume were up as a result of three additional months of Gillette oral care results in the current fiscal year and growth on the base P&G business. Health Care organic sales increased 7% behind 5% organic volume growth. Oral care organic volume grew mid-single digits behind double-digit growth in developing regions, high-single digit growth on Oral-B and the launch of Crest Pro-Health toothpaste in North America. Pharmaceuticals and personal health volume increased low-single digits behind growth on Prilosec OTC, partially offset by lower volume on Actonel due to strong competitive activity in the osteoporosis market. Our U.S. market share on Prilosec OTC increased about 1 point during the year. Feminine care volume was up high-single digits, led by double-digit growth in developing regions. Successful initiative activity in North America on the Always Clean and Fresh initiatives and product upgrades on Tampax Pearl more than offset the impact of strong competitive activity in Western Europe and Northeast Asia, resulting in a 1 point increase in our global feminine care market share. Pricing, primarily in pharmaceuticals and personal health, contributed 2% to segment sales growth. A more premium product mix added an additional 1% to sales as disproportionate growth on Crest Pro-Health in North America more than offset the negative impact from higher relative growth in developing regions. Foreign exchange had a positive 2% impact on sales.
Net earnings grew 22% to $2.2 billion in 2007 behind organic sales growth, the additional three months of Gillette oral care results and earnings margin expansion. Earnings margin increased 120-basis points behind lower product costs on our base business and lower SG&A as a percentage of net sales. SG&A improved primarily due to lower overhead expenses as a percentage of net sales resulting from volume scale leverage, Gillette synergy savings and lower research and development costs in our pharmaceuticals business driven by further leveraging external R&D networks and higher clinical milestone payments in the base period.
Health Care net sales in 2006 increased 20% to $11.8 billion. Sales were up behind 18% unit volume growth, including nine months of Gillette oral care results. Organic volume grew 7% for the year, led by double digit volume growth in developing regions. Pharmaceuticals and personal health organic volume increased high-single digits behind double-digit growth on Prilosec OTC and Actonel. Prilosec OTC volume increased as a result of market share growth and a suppressed base period which included several months of shipment allocations. Oral care organic volume grew mid-single digits as a result of market share increases across the globe, especially in the U.S. and in Central and Eastern Europe. Feminine care volume grew high-single digits behind new product innovations on Always/Whisper and double-digit developing region growth primarily behind the Naturella brand. Price increases, primarily on Actonel and Prilosec OTC, added 1% to sales growth. Favorable product mix, driven largely by the addition of the Gillette oral care business, more than offset disproportionate developing market growth and contributed 1% to sales growth. Net earnings increased 33% to $1.8 billion in 2006 behind sales growth and a 150-basis point earnings margin expansion. Net earnings margin expanded primarily due to lower overhead and marketing spending as a percentage of net sales.
Snacks, Coffee and Pet Care

		Change vs. Prior		Change vs. Prior
	2007	Year	2006	Year

Volume	n/a	+0%	n/a	+0%

Net sales ($ millions)	$4,537	+4%	$4,383	+2%

Net earnings ($ millions)	$477	+24%	$385	-13%

Snacks, Coffee and Pet Care net sales increased 4% in 2007 to $4.5 billion. Unit volume was in line with the prior year as growth in coffee was offset by a decline in pet care. Snacks volume was in line with the prior year. Coffee volume was up high-single digits primarily due to a low base period that included a reduction in the coffee business from Hurricane Katrina and current period volume from the launches of Folgers Simply Smooth and Gourmet Selections. Pet care volume was down mid-single digits versus the year-ago period due to strong competitive activity and the impacts of a voluntary recall. In March 2007, we voluntarily recalled certain Iams and Eukanuba wet pet foods to help ensure maximum pet safety following the discovery of contaminated materials at a pet food supplier. Price increases in coffee and favorable product mix from disproportionate coffee growth each had a positive 1% impact on sales. Foreign exchange had a positive 2% impact on sales.
Net earnings increased 24% to $477 million. Earnings increased behind sales growth and base period costs related to Hurricane Katrina, which more than offset a decline in the current year gross margin from the impacts of higher commodity costs and expenses associated with the pet food recall.
Snacks, Coffee and Pet Care net sales increased 2% to $4.4 billion in 2006. Unit volume was flat despite a high-single digit decline in our coffee volume caused by shipment disruptions following Hurricane Katrina in August 2005. Our primary coffee manufacturing and warehousing facilities, located in New Orleans, incurred significant disruption from Hurricane Katrina. We were unable to manufacture and ship at full capacity for several months in 2006, resulting in a temporary decline in our U.S. market share of approximately 2 points. Pet care volume declined slightly during the year due to strong competitive activity, particularly in North America and Western Europe. These declines were offset by mid-single digit growth in snacks behind Pringles. Price increases in coffee added 2% to sales growth. Earnings declined 13% to $385 million in 2006 as costs incurred during the fiscal year related to Hurricane Katrina, higher green coffee prices and lower pet care earnings more than offset the impact of pricing in coffee and earnings growth in snacks.
Household Care
Fabric Care and Home Care

		Change vs. Prior		Change vs. Prior
	2007*	Year*	2006*	Year*

Volume	n/a	+10%	n/a	+17%

Net sales ($ millions)	$21,469	+13%	$18,918	+20%

Net earnings ($ millions)	$3,127	+20%	$2,609	+23%

*	Fiscal 2006 figures include results of Gillette batteries for the nine months ended June 30, 2006.
Fabric Care and Home Care net sales increased 13% in 2007 to $21.5 billion. Sales growth was driven by a 10% increase in volume and a 3% favorable foreign exchange impact. The extra three months of batteries results in fiscal 2007 contributed 3% to the segment’s sales growth and 2% to segment volume growth. Volume was up high-single digits in both fabric care and home care led by double-digit growth in developing regions. In developed regions, fabric care volume grew mid-single digits and home care volume grew high-single digits behind product initiatives such as Tide Simple Pleasures, Gain Joyful Expressions, Febreze Noticeables, upgrades on Swiffer and the launch of Fairy auto-dishwashing in Western Europe. Our market share in both fabric care and home care increased by about 1 point globally during the year. In batteries, organic volume increased mid-single digits behind high-single digit developing region growth from expanded distribution in high-frequency stores in Latin America.
Net earnings in 2007 were up 20% to $3.1 billion behind organic sales growth, the additional three months of batteries results and an 80-basis point improvement in net earnings margin. Earnings margin improved behind higher gross margin and lower SG&A as a percentage of net sales. The gross margin improvement was driven by scale benefits of volume growth and cost savings projects that more than offset higher commodity costs. SG&A improved primarily behind lower overhead expenses as a percentage of net sales resulting from volume scale leverage and Gillette synergy savings.
Fabric Care and Home Care net sales in 2006 increased 20% to $18.9 billion, including 11% attributable to the nine months of Gillette batteries results. Total unit volume was up 17% for the year, with organic volume up 7%. Organic volume growth was broad-based, with high-single digit growth in fabric care and mid-single digit growth in home care. Market share was up approximately 1 point globally on both fabric care and home care behind product innovations such as Tide with Febreze, Gain Joyful Expressions, Bounce with Febreze, Bold Liquid Tabs, Dawn Direct Foam and Febreze Noticeables. Every region delivered mid-single digit or higher organic volume growth, led by double-digit growth in developing regions. Price increases, primarily in Latin America fabric care and North America dish care to offset rising commodity costs, added 2% to sales growth. Foreign exchange reduced sales by 1%. Net earnings increased 22% to $2.6 billion in 2006 behind organic sales growth, the addition of the batteries business and margin improvement. Earnings margin improved by 30-basis points primarily behind lower SG&A as a percentage of net sales. Overhead and marketing spending on the base business (excluding Gillette) increased year-on-year on an absolute basis, but were down slightly as a percentage of net sales. Gross margin was roughly in-line with the prior-year period as volume scale leverage, price increases and cost savings initiatives more than offset higher commodity costs.
Baby Care and Family Care

		Change vs. Prior		Change vs. Prior
	2007	Year	2006	Year

Volume	n/a	+5%	n/a	+3%

Net sales ($ millions)	$12,726	+6%	$11,972	+3%

Net earnings ($ millions)	$1,440	+11%	$1,299	+9%

Baby Care and Family Care net sales increased 6% in 2007 to $12.7 billion behind 5% unit volume growth. Baby care volume grew mid-single digits with developing regions up double-digits. In developed regions, baby care volume was up low-single digits as growth on Pampers Baby Stages of Development and Baby Dry Caterpillar Flex more than offset softness on Pampers in Western Europe and Luvs in North America from lower competitor pricing of both branded and private label products. Family care volume increased mid-single digits behind product performance upgrades on Bounty and continued growth on Bounty and Charmin Basic products. Disproportionate growth on baby care in developing regions and on the Basic tier products, which have a lower average selling price, led to a negative 1% mix impact. Favorable foreign exchange contributed 2% to sales growth.
Net earnings in Baby Care and Family Care increased 11% to $1.4 billion behind sales growth and a 50-basis point improvement in net earnings margin. Earnings margin increased as lower SG&A as a percentage of net sales more than offset a reduction in gross margin. Gross margin was down slightly as manufacturing cost savings and volume scale leverage were more than offset by the impact of higher pulp costs and a less profitable product mix. SG&A improved as a percentage of net sales due to lower overhead expenses from volume scale leverage and a reduction in marketing expenses as a percentage of net sales.
We have reached an agreement to sell our Western European family care business, which comprises approximately $650 million in segment net sales. The sale is subject to regulatory approval and is expected to close in the first half of fiscal 2008.
Baby Care and Family Care net sales were up 3% to $12.0 billion in 2006. Unit volume increased 3%, with organic volume up 4%. Baby care volume increased mid-single digits led by double-digit increases in developing regions. In developed regions, baby care volume declined slightly as growth on Pampers Baby Stages of Development and Kandoo was more than offset by softness on Baby Dry as well as on Luvs in North America, primarily due to pricing pressure from private label competitors. Family care organic volume grew mid-single digits, largely behind growth on the Bounty and Charmin Basic initiative. Price increases in North America baby care, coupled with a mid-year increase in North America family care, added 2% to sales growth. Disproportionate growth in mid-tier products and in developing regions, where average unit selling price is below the segment average, resulted in a negative 1% mix impact on segment sales. Foreign exchange also had a negative 1% impact on sales. Baby Care and Family Care net earnings increased 9% in 2006 to $1.3 billion behind sales growth and a 60-basis point earnings margin improvement. Scale benefits of volume growth and price increases more than offset the increase in commodity and energy costs. In addition, SG&A was down as a percentage of net sales due to reductions in both overhead and marketing spending as a percentage of net sales.
Corporate
Corporate includes certain operating and non-operating activities not allocated to specific business units. These include: the incidental businesses managed at the corporate level, financing and investing activities, other general corporate items, the historical results of certain divested brands and categories, including certain Gillette brands that were divested as required by the regulatory authorities in relation to the Gillette acquisition, and certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce rationalization. Corporate also includes reconciling items to adjust the accounting policies used in the segments to U.S. GAAP. The most significant reconciling items include income taxes (to adjust from statutory rates that are reflected in the segments to the overall Company effective tax rate), adjustments for unconsolidated entities (to eliminate sales, cost of products sold and SG&A for entities that are consolidated in the segments but accounted for using the equity method for U.S. GAAP) and minority interest adjustments for subsidiaries where we do not have 100% ownership. Since both unconsolidated entities and less than 100% owned subsidiaries are managed as integral parts of the Company, they are accounted for similar to a wholly owned subsidiary for management and segment purposes. This means our segment results recognize 100% of each income statement component through before-tax earnings in the segments, with eliminations for unconsolidated entities in Corporate. In determining segment net earnings, we apply the statutory tax rates (with adjustments to arrive at the Company’s effective tax rate in Corporate) and eliminate the share of earnings applicable to other ownership interests, in a manner similar to minority interest.
Corporate net sales primarily reflect the adjustment to eliminate the sales of unconsolidated entities included in business unit results. Corporate segment net earnings declined $235 million in 2007 primarily due to higher interest expenses and higher Gillette integration costs. Interest expense was up $185 million primarily due to the financing costs associated with the debt issued to fund the share repurchase program announced in conjunction with the Gillette acquisition. We expect ongoing corporate restructuring spending to increase to approximately $300 — $400 million after-tax, versus our historical levels of $150 — $200 million after-tax.
In 2006, net earnings in the Corporate segment declined by $286 million primarily due to an increase in net interest expense for debt to fund the share repurchase program and the gain on the sale of the Juice business in 2005.
FINANCIAL CONDITION
We believe our financial condition continues to be of high quality, as evidenced by our ability to generate substantial cash from operations and ready access to capital markets at competitive rates.
Operating cash flow provides the primary source of funds to finance operating needs and capital expenditures. Excess operating cash is used first to fund shareholder dividends. Other discretionary uses include share repurchases and “tack-on” acquisitions to complement our portfolio of brands and geographies. As necessary, we may supplement operating cash flow with debt to fund these activities. The overall cash position of the Company reflects our strong business results and a global cash management strategy that takes into account liquidity management, economic factors and tax considerations.
Operating Activities
Operating cash flow in 2007 increased 18% to $13.4 billion. Operating cash flow increased as a result of higher net earnings, including the benefit of an additional three months of Gillette in 2007. Net earnings, adjusted for non-cash items (primarily depreciation and amortization, share-based compensation and deferred income taxes) was partially offset by cash used to fund working capital. Working capital increased in 2007 primarily to support business growth. Accounts receivable increased by one day largely due to disproportionate growth in our Western European prestige fragrance business, which has longer payment terms than the balance of our business. Inventory increased during the year, primarily to support business growth. Accounts payable, accrued and other liabilities was a net use of cash as higher accounts payables, resulting from increased levels of marketing investments late in the fiscal year and extended payment terms on certain types of purchases, were more than offset by reduced tax accruals driven by the timing of tax payments.

Operating cash flow in 2006 was $11.4 billion compared to $8.7 billion in 2005, an increase of 31%. Operating cash flow increased behind higher net earnings, including the benefit of adding Gillette, and lower working capital as improvements in inventory and accounts payable more than offset an increase in accounts receivable.
Free Cash Flow. We view free cash flow as an important measure because it is one factor impacting the amount of cash available for dividends and discretionary investment. It is defined as operating cash flow less capital expenditures and is one of the measures used to evaluate senior management and determine their at-risk compensation. In 2007, free cash flow was $10.5 billion, compared to $8.7 billion in 2006. Free cash flow increased primarily as a result of higher operating cash flow. Capital expenditures were in line with the prior year at 3.9% of net sales. Free cash flow productivity, defined as the ratio of free cash flow to net earnings, was 101% in 2007, ahead of the Company’s 90% target.
In 2006, free cash flow was $8.7 billion compared to $6.5 billion in 2005 as a result of higher operating cash flow. Free cash flow productivity was 100% of net earnings in 2006.
Investing Activities
Net investing activities in 2007 used $2.5 billion of cash compared to $730 million of cash in the prior year. In the base year, investing cash activities benefited from cash balances received in the Gillette acquisition, representing Gillette’s cash on hand as of the acquisition date. In addition, current year investing cash outflows increased as a result of higher capital expenditures and lower proceeds from asset sales.
Acquisitions. Acquisitions used $492 million of cash in 2007 for several minor transactions, primarily in Beauty and Health Care. Acquisitions were a net source of cash of $171 million during 2006, as $1.6 billion of cash balances received in the Gillette acquisition were partially offset by several minor acquisitions and the settlement of a major portion of the Wella Domination and Profit Transfer Agreement liability, which was initially created in June 2004 when we completed a Domination and Profit Transfer Agreement with Wella shareholders.
Capital Spending. We view capital spending efficiency as a critical component of our overall cash management strategy. Capital expenditures in 2007 were $2.9 billion, compared to $2.7 billion in 2006 and $2.2 billion in 2005. The increase in capital spending was driven by the addition of the Gillette business and to support business growth. Capital spending as a percentage of net sales was 3.9% in 2007, in line with the prior year level despite the impact of adding Gillette, which historically maintained higher levels of capital spending as a percentage of net sales than the average base P&G businesses.

Proceeds from Asset Sales. Proceeds from asset sales in 2007 were $281 million primarily due to the divestitures of Pert in North America, Sure and several nonstrategic minor Beauty brands. In 2006, proceeds from asset sales were $882 million primarily due to the divestitures of Spinbrush, Rembrandt and Right Guard, all required by regulatory authorities in relation to the Gillette acquisition, and our Korean paper businesses.
Financing Activities
Dividend Payments. Our first discretionary use of cash is dividend payments. Dividends per common share increased 11% to $1.28 per share in 2007. This increase represents the 51st consecutive fiscal year the Company has increased its common share dividend. Total dividend payments to both common and preferred shareholders were $4.2 billion, $3.7 billion and $2.7 billion in 2007, 2006 and 2005, respectively.
Long-Term and Short-Term Debt. We maintain debt levels we consider appropriate after evaluating a number of factors, including cash flow expectations, cash requirements for ongoing operations, investment plans (including acquisitions and share repurchase activities) and the overall cost of capital. Total debt was $35.4 billion in 2007, $38.1 billion in 2006 and $24.3 billion in 2005. The decrease in debt in 2007 was primarily due to the utilization of operating cash flow to pay down existing balances. Debt increased in 2006 primarily due to additional debt used to finance the share repurchase program announced in conjunction with the Gillette acquisition.
Liquidity. Our primary source of liquidity is cash generated from operations. We believe internally generated cash flows adequately support business operations, capital expenditures and shareholder dividends, as well as a level of other discretionary cash uses (e.g., for minor acquisitions or share repurchases).
We are able to supplement our short-term liquidity, if necessary, with broad access to capital markets and three bank credit facilities. Broad access to financing includes commercial paper programs in multiple markets at favorable rates given our strong credit ratings (including separate U.S. dollar and Euro multi-currency programs).
We maintain three bank facilities: a $24 billion 3-year facility expiring in July 2008, a $1.8 billion facility expiring in August 2010 and a $1 billion facility expiring in July 2009. The credit facilities are for general corporate purposes, including refinancing needs associated with the share buyback plan announced concurrently with the Company’s acquisition of Gillette and to support our on-going commercial paper program. Beyond some residual refinancing requirements on the debt related to acquisition of Gillette, we anticipate that these facilities will remain largely undrawn beyond June 2008. We periodically change our facility structure to take advantage of more favorable financing rates and to support our longer term financing needs. These credit facilities do not have cross-default or ratings triggers, nor do they have material adverse events clauses, except at the time of signing .While not considered material to the overall financial condition of the Company, there is a covenant in the $1 billion credit facility stating the ratio of net debt to earnings before interest expense, income taxes, depreciation and amortization cannot exceed 4.0 at the time of a draw on the facility. As of June 30, 2007, we are comfortably below this level, with a ratio of approximately 1.6.
In addition to these credit facilities, long-term borrowing available under our current shelf registration statement was $2.2 billion at June 30, 2007.
The Company’s Moody’s and Standard & Poor’s (S&P) short-term credit ratings are P-1 and A-1+, respectively. Our Moody’s and S&P long-term credit ratings are Aa3 with a negative outlook and AA- with a stable outlook, respectively.
Treasury Purchases. Total share repurchases in 2007 were $5.6 billion, of which $0.3 billion were made as part of our publicly announced share repurchase plan in connection with the Gillette acquisition. Total share repurchases in 2006 were $16.8 billion, nearly all of which were made as part of our publicly announced share repurchase plan. We completed the announced share buyback program in July 2006 and purchased a total of $20.1 billion of shares under this program. In fiscal years 2008 to 2010, we expect to repurchase $24 — $30 billion of Company shares at a rate of $8 — $10 billion per year.
Guarantees and Other Off-Balance Sheet Arrangements. We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, that we believe could have a material impact on financial condition or liquidity.
Contractual Commitments. The table below provides information on our contractual commitments as of June 30, 2007.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years

Recorded liabilities

Total debt	$34,854	$11,888	$7,555	$1,859	$13,552

Capital leases	628	229	116	85	198

Other

Interest payments relating to long-term debt	13,131	1,272	1,782	1,444	8,633

Operating leases[1]	1,446	316	446	276	408

Minimum pension funding[2]	1,439	468	971	—	—

Purchase obligations[3]	4,421	1,360	1,548	853	660

Total Contractual Commitments	55,919	15,533	12,418	4,517	23,451

(1)	Operating lease obligations are shown net of guaranteed sublease income.

(2)	Represents future pension payments to comply with local funding requirements. The projected payments beyond fiscal year 2010 are not currently determinable.

(3)	Primarily reflects future contractual payments under various take-or-pay arrangements entered into as part of the normal course of business. Commitments made under take-or-pay obligations represent future purchases in line with expected usage to obtain favorable pricing. Approximately 44% relates to service contracts for information technology, human resources management and facilities management activities that were outsourced in recent years. While the amounts listed represent contractual obligations, we do not believe it is likely that the full contractual amount would be paid if the underlying contracts were canceled prior to maturity. In such cases, we generally are able to negotiate new contracts or cancellation penalties, resulting in a reduced payment. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. We do not believe such purchase obligations will adversely affect our liquidity position.
SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES
In preparing our financial statements in accordance with U.S. GAAP, there are certain accounting policies that are particularly important. These include revenue recognition, income taxes, certain employee benefits, acquisitions, and goodwill and intangible assets. We believe these accounting policies, and others set forth in Note 1 to the Consolidated Financial Statements, should be reviewed as they are integral to understanding the results of operations and financial condition of the Company. In the case of revenue recognition, these policies simply represent required accounting and there is minimal judgment or estimation involved. In other areas, they may represent a choice between acceptable accounting methods or may require substantial judgment or estimation in their application.
Due to the nature of our business, these estimates generally are not considered highly uncertain at the time of estimation, meaning they are not expected to result in changes that would materially affect our results of operations or financial condition in any given year.
The Company has discussed the selection of significant accounting policies and the effect of estimates with the Audit Committee of the Company’s Board of Directors.
Revenue Recognition
Most of our revenue transactions represent sales of inventory, and we recognize revenue when title, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. The revenue recorded is presented net of sales and other taxes we collect on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the list price to the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales within the same period that the revenue is recognized. We offer sales incentives to customers and consumers through various programs, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of sales. Given the nature of our business, revenue recognition practices do not contain estimates that materially affect results of operations.
Income Taxes
Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Tax law requires certain items to be included in the tax return at different times than the items are reflected in the financial statements. Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as depreciation expense. These temporary differences create deferred tax assets and liabilities.
Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, or expenditures for which we have already taken a deduction in our tax return but have not yet been recognized in our financial statements.
Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes. Realization of certain deferred tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carry-forward periods. Although realization is not assured, management believes it is more likely than not that our deferred tax assets, net of valuation allowances, will be realized.
Changes in existing tax laws, tax rates and their related interpretations may also affect our ability to successfully manage the impacts on taxes of regulatory matters around the world. We establish reserves for certain tax positions that management believes are supportable, but are potentially subject to successful challenge by the applicable taxing authority. We review these tax uncertainties in light of the changing facts and circumstances, such as the progress of tax audits, and adjust them when significant changes in risk warrant it. We have a number of audits in process in various jurisdictions. Although the resolution of these tax positions is uncertain, based on currently available information, we believe that the ultimate outcomes will not have a material adverse effect on our results of operations, financial condition or cash flows.
Our accounting represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates. Certain changes or future events, such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans could have an impact on our estimates and effective tax rate.
Employee Benefits
We sponsor various post-employment benefits throughout the world. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefit (OPEB) plans, consisting primarily of health care and life insurance for retirees. For accounting purposes, the defined benefit and OPEB plans require assumptions to estimate the projected and accumulated benefit obligations, including the following variables: discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality; expected return on assets and health care cost trend rates. These and other assumptions affect the annual expense and obligations recognized for these plans. Our assumptions reflect our historical experiences and management’s best judgment regarding future expectations. In accordance with U.S. GAAP, the net amount by which actual results differ from our assumptions is deferred. If this net deferred amount exceeds 10% of the greater of plan assets or liabilities, a portion of the deferred amount is included in expense for the following year. The cost or benefit of plan changes, such as increasing or decreasing benefits for prior employee service (prior service cost), is deferred and included in expense on a straight-line basis over the average remaining service period of the employees expected to receive benefits.
The expected return on plan assets assumption is important, since many of our defined benefit plans and our primary OPEB plan are funded. The process for setting the expected rates of return is described in Note 9 to the Consolidated Financial Statements. For 2007, the average return on assets assumption for pension plan assets and OPEB assets was 7.2% and 9.3%, respectively. A change in the rate of return of 0.5% for both pension and OPEB assets would impact annual benefit expense by less than $40 million after tax.
Since pension and OPEB liabilities are measured on a discounted basis, the discount rate is a significant assumption. Discount rates used for our U.S. defined benefit and OPEB plans are based on a yield curve constructed from a portfolio of high quality bonds for which the timing and amount of cash outflows approximate the estimated payouts of the plan. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. The average discount rate on the defined benefit pension plans of 5.5% represents a weighted average of local rates in countries where such plans exist. A 0.5% change in the discount rate would impact annual after-tax benefit expense by less than $45 million. The rate on the OPEB plan of 6.3% reflects the higher interest rates generally applicable in the U.S., which is where a majority of the plan participants receive benefits. A 0.5% change in the discount rate would impact annual after-tax OPEB expense by less than $10 million.
Certain defined contribution pension and OPEB benefits in the U.S. are funded by the Employee Stock Ownership Plan (ESOP), as discussed in Note 9 to the Consolidated Financial Statements.
Acquisitions
We account for acquired businesses using the purchase method of accounting. Under the purchase method, our Consolidated Financial Statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed must be recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant items. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.
We typically use an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.
Determining the useful life of an intangible asset also requires judgment. Certain brand intangibles are expected to have indefinite lives based on their history and our plans to continue to support and build the acquired brands. Other acquired brands are expected to have determinable useful lives. Our assessment as to brands that have an indefinite life and those that have a determinable life is based on a number of factors including competitive environment, market share, brand history, underlying product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. Our estimates of the useful lives of determinable-lived intangibles, primarily including brands, technologies and customer relationships, are primarily based on these same factors. All of our acquired technology and customer-related intangibles are expected to have determinable useful lives.
Other significant estimates associated with the accounting for acquisitions include exit costs. Provided certain criteria are met, exit costs related to acquired operations are treated as assumed liabilities. If those criteria are not met, the costs are treated as operating expenses of the combined company as incurred. Exit costs, consisting primarily of severance costs, facility closure and other exit costs related to redundant manufacturing, selling, general and administrative functions, are based upon plans that have been committed to by management but which are subject to refinement. Significant estimates and assumptions inherent in the calculation of exit costs relate to the number of employees that will be terminated, future costs to operate and eventually vacate duplicate facilities and costs to terminate agreements. These estimates and assumptions may change as we execute approved plans. Decreases to the estimated costs are generally recorded as an adjustment to goodwill. Increases to the estimates are generally recorded as an adjustment to goodwill during the purchase price allocation period (generally within one year of the acquisition date) and as operating expenses thereafter.
Goodwill and Intangible Assets
Acquired intangible assets may represent indefinite-lived assets (e.g., certain trademarks or brands), determinable-lived intangibles (e.g., patents and technologies) or residual goodwill. Of these, only the costs of determinable-lived intangibles are amortized to expense over their estimated life. The value of indefinite-lived intangible assets and residual goodwill is not amortized, but is tested at least annually for impairment. Our impairment testing for goodwill is performed separately from our impairment testing of indefinite-lived intangibles. We test goodwill for impairment, at least annually, by reviewing the book value compared to the fair value at the reportable unit level. We test individual indefinite-lived intangibles at least annually by reviewing the individual book values compared to the fair value. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure fair value. Assumptions used in the Company’s impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. We believe such assumptions and estimates are also comparable to those that would be used by other market participants. When certain events or changes in operating conditions occur, indefinite-lived intangible assets may be adjusted to a determinable life and an additional impairment assessment may be performed. We did not recognize any material impairment charges for goodwill or intangible assets during the years presented.
The recorded value of goodwill and intangible assets from recently acquired businesses are derived from more recent business operating plans and macroeconomic environmental conditions and therefore are more susceptible to an adverse change that could require an impairment charge. Indefinite-lived intangible assets totaled $27.0 billion at June 30, 2007, of which $23.9 billion represent recently acquired Gillette intangible assets. The Gillette indefinite-lived intangible assets were recorded at estimated fair values as of the acquisition date. Total goodwill is $56.6 billion at June 30, 2007, of which $35.3 billion results from the Gillette acquisition. Such goodwill reflects the residual amount from a purchase price allocation as of the acquisition date. Because the Gillette intangible and goodwill amounts represent current values as of the relatively recent acquisition date, such amounts are more susceptible to an impairment risk if business operating results or macroeconomic conditions deteriorate.
New Accounting Pronouncements
As more fully discussed in Notes 1 and 9 to the Consolidated Financial Statements, we adopted SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” at June 30, 2007. SFAS 158 requires companies to recognize the over-funded and under-funded status of defined benefit pension and other postretirement plans as assets or liabilities on their balance sheets and to recognize previously unrecognized changes in that funded status, in the year in which changes occur, through other comprehensive income in shareholders’ equity.
In July 2006, the FASB issued FASB Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 addresses the accounting and disclosure of uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We will adopt FIN 48 on July 1, 2007. We estimate that the adoption of FIN 48 will result in a net decrease to beginning retained earnings of approximately $200-$250 million, primarily related to the accrual of additional interest and penalties on unrecognized tax benefits.
No other new accounting pronouncement issued or effective during the fiscal year has had or is expected to have a material impact on the Consolidated Financial Statements.
OTHER INFORMATION
Hedging and Derivative Financial Instruments
As a multinational company with diverse product offerings, we are exposed to market risks such as changes in interest rates, currency exchange rates and commodity prices. To manage the volatility related to these exposures, we evaluate our exposures on a global basis to take advantage of the direct netting opportunities and of currency, interest rate and commodity correlations that exist within the portfolio. For the remaining exposures, we enter into various derivative transactions in accordance with the Company’s hedging policies that are designed to partially, or entirely, offset changes in the underlying exposures being hedged. We do not hold or issue derivative financial instruments for speculative trading purposes. Note 6 to the Consolidated Financial Statements includes a detailed discussion of our accounting policies for financial instruments.
Derivative positions are monitored using techniques including market valuation, sensitivity analysis and value-at-risk modeling. The tests for interest rate, currency rate and commodity price exposures discussed below are based on the CorporateManager ™ value-at-risk model using a one-year horizon and a 95% confidence level. The model incorporates the impact of correlation (the degree to which exposures move together over time) and diversification (from holding multiple currency, commodity and interest rate instruments) and assumes that financial returns are normally distributed. Estimates of volatility and correlations of market factors are drawn from the RiskMetrics™ dataset as of June 30, 2007. In cases where data is unavailable in RiskMetrics™, a reasonable proxy is included.
Our market risk exposures relative to interest rates, currency rates and commodity prices, as discussed below, have not changed materially versus the previous reporting period. In addition, we are not aware of any facts or circumstances that would significantly impact such exposures in the near term.

Interest Rate Exposure. Interest rate swaps are used to hedge exposures to interest rate movement on underlying debt obligations. Certain interest rate swaps denominated in foreign currencies are designated to hedge exposures to currency exchange rate movements on our investments in foreign operations. These currency interest rate swaps are designated as hedges of the Company’s foreign net investments.
Based on our overall interest rate exposure as of and during the year ended June 30, 2007, including derivative and other instruments sensitive to interest rates, we believe a near-term change in interest rates, at a 95% confidence level based on historical interest rate movements, would not materially affect our financial statements.
Currency Rate Exposure. Because we manufacture and sell products in a number of countries throughout the world, we are exposed to the impact on revenue and expenses of movements in currency exchange rates. The primary purpose of our currency hedging activities is to reduce the risk that our financial position will be adversely affected by short-term changes in exchange rates. Corporate policy prescribes the range of allowable hedging activity. We primarily use forward contracts and options with maturities of less than 18 months.
In addition, we enter into certain currency swaps with maturities of up to five years to hedge our exposure to exchange rate movements on intercompany financing transactions. We also use purchased currency options with maturities of generally less than 18 months and forward contracts to hedge against the effect of exchange rate fluctuations on intercompany royalties and to offset a portion of the effect of exchange rate fluctuations on income from international operations.
Based on our overall currency rate exposure as of and during the year ended June 30, 2007, we believe, at a 95% confidence level based on historical currency rate movements, the impact of a near-term change in currency rates on derivative and other instruments would not materially affect our financial statements.
Commodity Price Exposure. We use raw materials that are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. In addition to fixed price contracts, we use futures, options and swap contracts to manage the volatility related to the above exposures. The impact of commodity hedging activity is not considered material to our financial statements.
Measures Not Defined By U.S. GAAP
Our discussion of financial results includes several “non-GAAP” financial measures. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. When used in MD&A, we have provided the comparable GAAP measure in the discussion. These measures include:
Organic Sales Growth. Organic sales growth measures sales growth excluding the impacts of foreign exchange, acquisitions and divestitures from year-over-year comparisons. The Company believes this provides investors with a more complete understanding of underlying results and trends by providing sales growth on a consistent basis.
The following table provides a numerical reconciliation of organic sales growth to reported net sales growth for fiscal 2007:

	Total Company	Grooming	Health Care
Reported net sales growth	12%	45%	13%
Less: Acquisitions & divestitures impact	-5%	-35%	-4%
Less: Foreign exchange impact	-2%	-4%	-2%

Organic sales growth	5%	6%	7%

The following table provides a numerical reconciliation of organic sales growth to reported net sales growth for fiscal 2006:

Total Company
Reported net sales growth	20%
Less: Acquisitions & divestitures impact	-14%
Less: Foreign exchange impact	1%

Organic sales growth	7%
Free Cash Flow. Free cash flow is defined as operating cash flow less capital spending. The Company views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.
Free Cash Flow Productivity. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The Company’s target is to generate free cash flow at or above 90% of net earnings. Free cash flow productivity is one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.
The following table provides a numerical reconciliation of free cash flow:

					Free Cash Flow
	Operating Cash Flow	Capital Spending	Free Cash Flow	Net Earnings	Productivity
2007	$13,435	$(2,945)	$10,490	$10,340	101%

2006	11,375	(2,667)	8,708	8,684	100%